n e w s r e l e a s e

Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Lisa Stoner Humana Investor Relations (502) 580-2652 e-mail: LStamper@humana.com
Mark Taylor
Humana Corporate Communications
(317) 753-0345
e-mail: MTaylor108@humana.com

Humana Reports Fourth Quarter 2021 Financial Results;
Provides Full Year 2022 Financial Guidance

•Reports 4Q21 loss per common share of $0.11 on a GAAP basis, while reporting Adjusted EPS of $1.24; reports full year (FY) 2021 EPS of $22.67 on a GAAP basis, $20.64 on an Adjusted basis
•Announces FY 2022 EPS guidance of at least $23.08 on a GAAP basis; at least $24.00 on an Adjusted basis, which contemplates an explicit COVID-19 related headwind of $1.00
•Commits to drive $1 billion of additional value for the enterprise through cost savings, productivity initiatives, and value acceleration from previous investments to create capacity to fund growth and investment in the Medicare Advantage business and further expansion of Healthcare Services capabilities

LOUISVILLE, KY (February 2, 2022) – Humana Inc. (NYSE: HUM) today reported consolidated pretax results and results per common share for the quarter ended December 31, 2021 (4Q21) versus the quarter ended December 31, 2020 (4Q20) and for the year ended December 31, 2021 (FY 2021) versus the year ended December 31, 2020 (FY 2020) as noted in the tables below.

Consolidated (loss) income before income taxes and equity in net earnings (pretax results) In millions	4Q21 (a)	4Q20 (b)	FY 2021 (c)	FY 2020 (d)
Generally Accepted Accounting Principles (GAAP)	($60)	($458)	$3,354	$4,600
Amortization associated with identifiable intangibles	17	22	65	88
Gain on Kindred at Home equity method investment	—	—	(1,129)	—
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	30	40	597	103
Transaction and integration costs associated with Kindred at Home acquisition	35	—	128	—
Change in fair market value of publicly-traded equity securities	144	(102)	341	(745)
Receipt of commercial risk corridor receivables previously written off, net	—	—	—	(578)
Adjusted (non-GAAP)	$166	($498)	$3,356	$3,468

(Loss per common share) or diluted earnings per common share (EPS)	4Q21 (a)	4Q20 (b)	FY 2021 (c)	FY 2020 (d)
GAAP	($0.11)	($2.07)	$22.67	$25.31
Amortization associated with identifiable intangibles	0.10	0.13	0.39	0.51
Gain on Kindred at Home equity method investment	—	—	(8.73)	—
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	0.18	0.24	3.56	0.60
Transaction and integration costs associated with Kindred at Home acquisition	0.21	—	0.72	—
Change in fair market value of publicly-traded equity securities	0.86	(0.60)	2.03	(4.32)
Receipt of commercial risk corridor receivables previously written off, net	—	—	—	(3.35)
Adjusted (non-GAAP)	$1.24	($2.30)	$20.64	$18.75
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

“Humana's core operations remain strong as we continue to create value by growing our top-tier Medicare Advantage business, increasing the contribution of our Healthcare Services lines, improving the overall productivity of the organization, all while remaining focused on quality, as evidenced by 97 percent of our Medicare Advantage members in plans rated 4-stars or higher, and delivering a leading customer experience with our Net Promoter Score improving 930 basis points in 2021, ” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. "Looking ahead, we are confident in both the fundamentals of the Medicare Advantage industry, and the long-term growth prospects for our company. We expect that improved membership growth, further penetration in our growing and maturing Healthcare Services businesses, and our increased focus on productivity improvements will position us to deliver on our long-term earnings target in 2023 and beyond."
Year-over-Year Comparison Considerations

Results in 4Q21 and FY 2021 continued to be influenced by the ongoing effects of the COVID-19 pandemic.

The year-over-year comparisons of quarter and full year GAAP consolidated pretax and EPS results were impacted by the following factors:
•the unmitigated COVID-19 related headwind of $1.00 EPS in FY 2021,
•$1.13 billion gain recorded in the third quarter of 2021 associated with the company's previous minority ownership in Kindred at Home (non-taxable),
•the change in the fair market value of publicly-traded equity securities,
•the receipt of unpaid risk corridor payments that were previously written off (received in third quarter of 2020),
•put/call valuation adjustments associated with the company's non-consolidating minority interest investments, and
•transaction and integration costs associated with the Kindred at Home acquisition.

The year-over-year changes in GAAP and Adjusted EPS for 4Q21 and FY 2021 further reflect the beneficial tax impact of the termination of the health insurance industry fee (HIF) in 2021 and a lower number of shares used to compute EPS, primarily reflective of share repurchases in 2020.

Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year comparisons.

In addition, below is a summary of key consolidated and segment statistics comparing 4Q21 to 4Q20 and FY 2021 to FY 2020.

Humana Inc. Summary of Results (dollars in millions, except per share amounts)	4Q21 (a)	4Q20 (b)	FY 2021 (c)	FY 2020 (d)
CONSOLIDATED
Revenues - GAAP	$21,054	$19,062	$83,064	$77,155
Revenues - Adjusted	$21,198	$18,960	$83,405	$75,801
Pretax (loss) income - GAAP	($60)	($458)	$3,354	$4,600
Pretax income (loss) - Adjusted	$166	($498)	$3,356	$3,468
(Loss per common share) diluted EPS - GAAP	($0.11)	($2.07)	$22.67	$25.31
Diluted EPS (loss per common share) - Adjusted	$1.24	($2.30)	$20.64	$18.75
Benefits expense ratio - GAAP	87.9%	88.3%	86.7%	83.1%
Benefits expense ratio - Adjusted	87.9%	88.3%	86.7%	83.8%
Operating cost ratio - GAAP	16.1%	16.3%	12.2%	13.2%
Operating cost ratio - Adjusted	15.9%	16.3%	12.1%	13.3%
Operating cash flows - GAAP	($96)	$283	$2,262	$5,639
Parent company cash and short term investments	$1,334	$772
Debt-to-total capitalization	43.7%	32.7%

RETAIL SEGMENT
Revenues - GAAP	$18,411	$16,834	$74,044	$67,298
Benefits expense ratio - GAAP	89.0%	87.0%	87.9%	84.2%
Operating cost ratio - GAAP	11.5%	14.0%	9.2%	11.0%
Segment (loss) earnings - GAAP	($149)	($210)	$1,937	$3,017
Segment (loss) earnings - Adjusted	($145)	($207)	$1,953	$3,032

GROUP AND SPECIALTY SEGMENT
Revenues - GAAP	$1,722	$1,791	$6,872	$7,285
Benefits expense ratio - GAAP	86.6%	104.3%	82.5%	85.6%
Operating cost ratio - GAAP	26.8%	28.1%	24.6%	25.0%
Segment (loss) earnings - GAAP	($37)	($375)	$149	($143)
Segment (loss) earnings - Adjusted	($36)	($374)	$154	($139)

HEALTHCARE SERVICES SEGMENT
Revenues - GAAP	$8,482	$7,291	$31,242	$28,448
Operating cost ratio - GAAP	94.9%	97.8%	95.4%	96.3%
Segment earnings attributable to Humana- GAAP	$375	$128	$1,328	$944
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (e)	$425	$196	$1,557	$1,232

2022 Earnings Guidance

The company provided its GAAP and Adjusted EPS guidance for the year ending December 31, 2022 (FY 2022) as detailed below.

Humana's GAAP and Adjusted EPS guidance contemplates an explicit COVID-19 related headwind of $1.00 per diluted common share. To the extent the $1.00 explicit COVID-19 related headwind is not ultimately realized, the company will be conservative regarding the timing and pace with which it adjusts its FY 2022 earnings guidance.
GAAP and Adjusted EPS results for FY 2021 are also shown for comparison.

Additional FY 2022 guidance points are included in the table on page 21 of this earnings release.

Diluted earnings per common share	FY 2022 Guidance (f)	FY 2021 (c)
GAAP	at least $23.08	$22.67
Amortization of identifiable intangibles	0.42	0.39
Gain on Kindred at Home equity method investment	—	(8.73)
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	—	3.56
Transaction and integration costs associated with the Kindred at Home acquisition	0.50	0.72
Change in fair market value of publicly-traded equity securities	—	2.03
Adjusted (non-GAAP) – FY 2022 projected; FY 2021 reported	at least $24.00	$20.64

Value Creation Initiatives
In order to create capacity to fund growth and investment in its Medicare Advantage business and further expansion of its Healthcare Services capabilities in 2023, Humana is committing to drive $1 billion of additional value for the enterprise through cost saving, productivity initiatives, and value acceleration from previous investments. It is the company's intention that these efforts will span several areas, including the following:
•performing a critical review of ongoing strategic initiatives across the company, intending to further focus investments on priorities where Humana has the greatest conviction of significant value potential,
•driving further organizational efficiencies by optimizing the company's workforce to increase speed, agility, and the pace at which Humana must work as a large, integrated healthcare organization,
•reducing and optimizing third-party spend, including significantly rationalizing its real estate portfolio, and
•driving greater operational efficiencies across the organization by modernizing, streamlining, and improving processes through automation and digital advancement.
As a result of this work, the company anticipates that it will experience certain one-time restructuring charges in FY 2022 that will impact its GAAP results, but will be adjusted for non-GAAP purposes.

Humana Consolidated Highlights
Consolidated revenues

Consolidated revenues in millions	4Q21 (a)	4Q20 (b)	FY 2021 (c)	FY 2020 (d)
GAAP	$21,054	$19,062	$83,064	$77,155
Change in fair market value of publicly-traded equity securities	144	(102)	341	(745)
Receipt of commercial risk corridor receivables previously written off	—	—	—	(609)
Adjusted (non-GAAP)	$21,198	$18,960	$83,405	$75,801
GAAP consolidated revenues for 4Q21 increased $1.99 billion, or 10 percent, from 4Q20. The favorable year-over-year comparison was primarily driven by the following factors:
•individual Medicare Advantage and state-based contracts membership growth,
•higher per member individual Medicare Advantage premiums as a result of the improving CMS benchmark rate for 2021, net of Medicare Risk Adjustment (MRA) headwinds resulting from COVID-19 related utilization disruption in 2020, and
•the impact of Kindred at Home revenues from external customers (prior to the third quarter of 2021, Kindred at Home's results were non-consolidating reflective of Humana's minority ownership interest).
These increases were partially offset by the following factors:
•declining year-over-year stand-alone PDP, group commercial medical, and group Medicare Advantage membership; and
•investment losses in 4Q21 that resulted from unfavorable fair value adjustments to the company's publicly-traded equity securities, compared to favorable fair value adjustments in 4Q20.
GAAP consolidated revenues for FY 2021 increased $5.91 billion, or 8 percent, from FY 2020. The FY 2021 increase was primarily driven by the same factors impacting the quarterly comparison, as well as the additional quarter impact of Medicare sequestration relief in 2021 as sequestration was not enacted until the second quarter of 2020, combined with the receipt of payments associated with the commercial risk corridor receivable (previously written off) in the third quarter of 2020.
Consolidated benefits expense

Consolidated benefit ratio (benefits expense as a percent of premiums revenues)	4Q21 (a)	4Q20 (b)	FY 2021 (c)	FY 2020 (d)
GAAP	87.9%	88.3%	86.7%	83.1%
Receipt of commercial risk corridor receivables previously written off	—%	—%	—%	0.7%
Adjusted (non-GAAP)	87.9%	88.3%	86.7%	83.8%
The year-over-year decrease in the quarterly GAAP consolidated benefit ratio reflects the company's pandemic relief efforts and strategic investments in the business in 2020, both of which were heavily weighted to the final months of 2020.
These factors were partially offset by the following items:
•the effect of 2021 MRA headwinds resulting from the COVID-19 related utilization disruption in 2020,

•termination in 2021 of the non-deductible HIF which, along with a portion of the related tax benefit, was contemplated in the pricing and benefit design of the company's products, and
•the impact in 4Q21 associated with the competitive nature of the group Medicare Advantage business, particularly in large group accounts that were recently procured, as well as in the stand-alone PDP business.
The year-over-year increase in the full year GAAP consolidated benefit ratio reflects the following items:
•termination in 2021 of the non-deductible HIF which, along with a portion of the related tax benefit, was contemplated in the pricing and benefit design of the company's products,
•the impact of the deferral of non-essential care, net of COVID-19 treatment and testing costs and the company's pandemic relief efforts and strategic investments in the business in 2020, as well as 2021 MRA headwinds resulting from the COVID-19 related utilization disruption in 2020,
•the impact to the FY 2020 ratio as a result of the receipt of the commercial risk corridor receivables that were previously written-off, and
•the impact in 2021 associated with the competitive nature of the group Medicare Advantage business, particularly in large group accounts that were recently procured, as well as in the stand-alone PDP business.
These factors were partially offset by higher favorable prior period medical claims reserve development (Prior Period Development) in 2021 as further described below.
Prior Period Medical Claims Reserve Development (Prior Period Development)

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	FY
Prior Period Development from prior years recognized in 2021	$555	$164	$49	$57	$825
Prior Period Development from prior years recognized in 2020	$284	$(49)	$43	$35	$313
As anticipated, Humana experienced a higher level of favorable Prior Period Development in FY 2021 as a result of the reversal of actions taken in 2020, including the suspension of certain financial recovery programs for a period of time. The suspension during 2020 was intended to provide financial and administrative relief for providers facing unprecedented strain as a result of the COVID-19 pandemic.
Favorable Prior Period Development in 4Q21 decreased the consolidated benefit ratio by 30 basis points compared to decreasing the 4Q20 ratio by 20 basis points. Favorable Prior Period Development decreased the FY 2021 ratio by 100 basis points while decreasing the FY 2020 consolidated benefit ratio by 40 basis points.
Consolidated operating expenses

Consolidated operating cost ratio (operating costs as a percent of total revenues less investment income)	4Q21 (a)	4Q20 (b)	FY 2021 (c)	FY 2020 (d)
GAAP	16.1%	16.3%	12.2%	13.2%
Transaction and integration costs associated with Kindred at Home acquisition	(0.2)%	—%	(0.1)%	—%
Receipt of commercial risk corridor receivables previously written off, net	—%	—%	—%	0.1%
Adjusted (non-GAAP)	15.9%	16.3%	12.1%	13.3%
The 20 basis point decrease in the GAAP consolidated operating cost ratio from 4Q20 to 4Q21 primarily related to the following factors:

•termination of the non-deductible HIF in 2021, which increased the consolidated GAAP operating cost ratio by approximately 160 basis points in 4Q20,
•lower COVID-19 related administrative costs in 4Q21 compared to 4Q20; administrative costs in 4Q20 included costs associated with personal protective equipment for the company's clinicians, member response efforts, and the build-out of infrastructure necessary to support employees working remotely,
•scale efficiencies associated with growth in the company's individual Medicare Advantage membership, and
•operating cost efficiencies in 4Q21 driven by previously implemented productivity initiatives.
These factors were partially offset by the following items:
•the impact of consolidated Kindred at Home operations; the business has a significantly higher operating cost ratio than the company's historical consolidated operating cost ratio,
•continued strategic and technology modernization investments made in 4Q21 to position the company for long-term success, and
•the impact of transaction and integration costs associated with the Kindred at Home transaction.
The FY 2021 GAAP consolidated operating cost ratio decreased 100 basis points from the FY 2020 ratio primarily as a result of the same factors influencing the fourth quarter GAAP comparison, combined with the impact of a $200 million contribution to the Humana Foundation in the first half of 2020 to support communities served by the company, particularly those with social and health disparities. The year-over-year comparison was further impacted by the net impact of the receipt of the commercial risk corridor receivables that were previously written-off.
The non-deductible HIF increased the FY 2020 consolidated GAAP operating cost ratio by approximately 160 basis points.
Balance sheet
•At December 31, 2021, the company had cash, cash equivalents, and investment securities of $17.37 billion, a decrease of approximately $1.75 billion, or 9 percent, from $19.12 billion at September 30, 2021. The sequential change primarily resulted from financing outflows, largely attributable to the timing of payments for Part D claim subsidies for which the company is not at risk, the decline in the fair value of its investment portfolio, including unfavorable adjustments to the company's publicly-traded equity securities, as well as capital expenditures and acquisitions. These decreases were partially offset by the net proceeds associated from the issuance of commercial paper, along with net proceeds related to a term loan. Detailed changes are outlined in the company’s quarterly consolidated statement of cash flows on page S-6 of the statistical supplement included in this release.
•At December 31, 2021, cash and short-term investments held at the parent company were $1.33 billion, an increase of approximately $80 million, or 6 percent, from $1.25 billion at September 30, 2021. The sequential increase primarily reflects the impact of non-regulated subsidiary earnings in the company's Healthcare Services segment and dividends from certain subsidiaries. These increases were partially offset by outflows related to acquisitions, capital contributions to certain subsidiaries, capital expenditures, and cash dividends to shareholders.
•Days in claims payable (DCP) of 43.7 days at December 31, 2021 represented a decrease of 2.8 days from 46.5 days at September 30, 2021, and a decrease of 2.5 days from 46.2 days at December 31, 2020. Prior to the COVID-19 pandemic, the company typically reported a DCP of approximately 40 days.
The sequential decrease primarily resulted from lower utilization levels during 4Q21 compared to the third quarter of 2021, combined with capitation payments to providers under risk-sharing arrangements.

The year-over-year decline reflects the impact of higher provider surplus accrual balances in 4Q20 related to the company's risk sharing arrangements as a result of depressed utilization levels in 2020.
Changes are outlined in the DCP rollforward on page S-18 of the statistical supplement included in this release.
•Humana's debt-to-total capitalization at December 31, 2021 increased 70 basis points to 43.7 percent from 43.0 percent at September 30, 2021. The increase primarily resulted from the net proceeds associated with the issuance of commercial paper and a term loan, combined with the impact of the 4Q21 net loss.
Operating cash flows

•Cash flows used in operations of $96 million in 4Q21 compared to cash flows provided by operations of $283 million in 4Q20, a decrease of $379 million year over year. The decrease primarily resulted from the negative impact of working capital items, primarily as a result of prior year disruptions caused by COVID-19; these impacts included paying down claims inventory and capitation for provider surplus amounts earned in 2020, as well as additional provider support. The negative impact of these items was partially offset by a lower net loss in 4Q21 compared to 4Q20.
•Cash flows provided by operations for FY 2021 totaled $2.26 billion compared to cash flows provided by operations of $5.64 billion for FY 2020, a decrease of $3.38 billion year over year. The year-over-year decline resulted from the negative impact of working capital items, primarily as a result of prior year disruptions caused by COVID-19, as described above, and lower earnings in FY 2021 excluding the impact of the gain associated with the Kindred at Home equity method investment.
Share repurchases
•The company did not complete any open-market share repurchase transactions during 4Q21.
•In January 2022, the company entered into separate agreements with two third-party financial institutions to effect an aggregate $1.00 billion accelerated stock repurchase (ASR) program as part of the $3.00 billion repurchase program authorized by the Board of Directors on February 18, 2021. Under terms of this program, the company received initial delivery of 2,170,200 shares of its common stock. The actual number of shares repurchased under these agreements will be determined based on the volume-weighted average price of the company's common stock during the purchase period. Under the ASR agreements, settlement of approximately $150 million of repurchases remains pending, and the company expects final settlement in the first quarter of 2022.
•As of February 1, 2022, the company had a remaining repurchase authorization of $2.00 billion under the current $3.00 billion share repurchase authorization (expiration date of February 18, 2024).
Cash dividends
•The company paid cash dividends to its stockholders of $91 million in 4Q21 versus $84 million in 4Q20. Cash dividends of $354 million were paid to the company's stockholders during FY 2021 compared to $323 million in FY 2020. The year-over-year quarter and full year growth reflects increases in the per share dividend amounts paid to stockholders, including the increase to $0.70 per share from $0.625 per share as approved by the company's Board of Directors in February 2021, as well as the increase to $0.625 per share from $0.55 per share as approved in February 2020.

Humana’s Retail Segment
This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide services under the Medicaid program, including Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with Centers for Medicare & Medicaid Services (CMS) to administer the Limited Income Newly Eligible Transition (LINET) prescription drug plan (PDP) program.

Retail segment results in millions, except percentages	4Q21	4Q20	FY 2021	FY 2020
Revenues - GAAP	$18,411	$16,834	$74,044	$67,298
Benefits expense ratio - GAAP	89.0%	87.0%	87.9%	84.2%
Operating cost ratio - GAAP	11.5%	14.0%	9.2%	11.0%
Segment (loss) earnings - GAAP	($149)	($210)	$1,937	$3,017
Segment (loss) earnings - Adjusted (a,b,c,d)	($145)	($207)	$1,953	$3,032
Retail segment revenues:
The 4Q21 revenues for the Retail segment increased by $1.58 billion, or 9 percent, from 4Q20 primarily reflecting the following items:
•individual Medicare Advantage and state-based contracts membership growth; and
•higher per member individual Medicare Advantage premiums as a result of the improving CMS benchmark rate for 2021, net of MRA headwinds resulting from COVID-19 related utilization disruption in 2020.
These items were partially offset by the decline in membership in the company's stand-alone PDP and group Medicare Advantage offerings.
The FY 2021 revenues for the Retail segment increased $6.75 billion, or 10 percent, from FY 2020 primarily driven by the same factors impacting the quarterly comparison, as well as the additional quarter impact of Medicare sequestration relief in 2021 as sequestration was not enacted until the second quarter of 2020.
Retail segment benefits expense:
The year-over-year quarterly and full year increases in the GAAP segment benefit ratio primarily reflect the following items:
•the termination in 2021 of the non-deductible HIF which, along with a portion of the related tax benefit, was contemplated in the pricing and benefit design of the company's products,
•COVID-19 impacts in 2020, including the impact of the deferral of non-essential care, net of meaningful COVID-19 treatment and testing costs, the company's pandemic relief efforts and strategic investments in the company's integrated care delivery model, as well as 2021 MRA headwinds resulting from the COVID-19 related utilization disruption in 2020, and
•the impact in 4Q21 and FY 2021 associated with the competitive nature of the group Medicare Advantage business, particularly in large group accounts that were recently procured, as well as in the stand-alone PDP business.
These factors were partially offset by higher favorable Prior Period Development in 2021 as further described below.

Prior Period Development

Retail segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	FY
Prior Period Development from prior years recognized in 2021	$463	$156	$54	$56	$729
Prior Period Development from prior years recognized in 2020	$238	$(33)	$30	$31	$266
The Retail segment's favorable Prior Period Development in 4Q21 decreased the segment benefit ratio by 30 basis points compared to the favorable Prior Period Development in 4Q20 decreasing the ratio by 20 basis points. Favorable Prior Period Development decreased the FY 2021 ratio by 100 basis points while decreasing the FY 2020 ratio by 40 basis points.
Retail segment operating costs:
The year-over-year quarterly and full year comparisons were positively impacted by the following factors:
•termination of the non-deductible HIF in 2021, which increased the Retail segment GAAP operating cost ratio by approximately 160 basis points in both 4Q20 and FY 2020,
•lower COVID-19 related administrative costs in 2021 compared to 2020, as previously discussed,
•scale efficiencies associated with growth in the company's individual Medicare Advantage membership, and
•operating cost efficiencies in 2021 driven by previously implemented productivity initiatives.
These improvements were partially offset by continued strategic investments made in 2021 to position the segment for long-term success.
Retail segment enrollment:

			Year-over-Year Change			Sequential Change
	December 31, 2021	December 31, 2020	Amount	Percent	September 30, 2021	Amount	Percent
Medical Membership:
Individual Medicare Advantage	4,409.1	3,962.7	446.4	11.3%	4,397.3	11.8	0.3%
Group Medicare Advantage	560.6	613.2	(52.6)	-8.6%	559.8	0.8	0.1%
Total Medicare Advantage	4,969.7	4,575.9	393.8	8.6%	4,957.1	12.6	0.3%
Medicare stand-alone PDP	3,606.2	3,866.7	(260.5)	-6.7%	3,638.4	(32.2)	-0.9%
Total Medicare	8,575.9	8,442.6	133.3	1.6%	8,595.5	(19.6)	-0.2%
State-based contracts and other	940.1	772.4	167.7	21.7%	909.1	31.0	3.4%
Medicare Supplement	331.9	335.6	(3.7)	-1.1%	332.0	(0.1)	—%
Total Retail	9,847.9	9,550.6	297.3	3.1%	9,836.6	11.3	0.1%
Individual Medicare Advantage membership includes 576,100 Dual Eligible Special Need Plans (D-SNP) members as of December 31, 2021, a net increase of 170,000, or 42 percent, from 406,100 as of December 31, 2020, and up 14,800, or 3 percent, from 561,300 as of September 30, 2021.

January 2022 Ending Membership
January 2022 individual Medicare Advantage membership approximated 4,547,000, up approximately 137,900, or 3 percent, from December 31, 2021, reflecting net membership additions during the recently concluded 2022 Annual Election Period (AEP). The January 2022 individual Medicare Advantage membership includes approximately 624,000 D-SNP members, an increase of 47,900, or 8 percent, from December 31, 2021.
January 2022 group Medicare Advantage membership approximated 564,000, up approximately 3,400, or 1 percent, from December 31, 2021, reflecting net membership additions during the 2022 selling season.
January 2022 stand-alone PDP membership approximated 3,613,000, up approximately 6,800, or less than 1 percent, from December 31, 2021, reflecting net membership additions during the recently concluded 2022 AEP for Medicare beneficiaries.

Humana’s Group and Specialty Segment
This segment consists of the company’s employer group fully-insured commercial medical products and specialty insurance benefits marketed to individuals and groups, including dental, vision, and life insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses.

Group and Specialty segment results in millions, except percentages	4Q21	4Q20	FY 2021	FY 2020
Revenues - GAAP	$1,722	$1,791	$6,872	$7,285
Benefits expense ratio - GAAP	86.6%	104.3%	82.5%	85.6%
Operating cost ratio - GAAP	26.8%	28.1%	24.6%	25.0%
Segment (loss) earnings - GAAP	($37)	($375)	$149	($143)
Segment (loss) earnings - Adjusted (a,b,c,d)	($36)	($374)	$154	($139)
Group and Specialty segment revenues:
Revenues for the Group and Specialty segment in 4Q21 decreased $69 million, or 4 percent, from segment revenues in 4Q20. This decrease was primarily due to the anticipated decline in the company's fully-insured group commercial membership, partially offset by higher per member premiums across the fully-insured commercial business.
FY 2021 revenues for the Group and Specialty segment decreased $413 million, or 6 percent, from FY 2020 revenues, primarily reflecting the same factors that impacted the year-over-year fourth quarter comparison.
Group and Specialty segment benefits expense:
The year-over-year quarterly and full year decreases in the GAAP segment benefit ratio primarily reflect the following items:
•COVID-19 impacts in 2020, including meaningful COVID-19 treatment and testing costs, along with the company's ongoing pandemic relief efforts, primarily surrounding initiatives to ease administrative and financial stress for providers and employers, net of the impact of the deferral of non-essential care,
•deliberate pricing and benefit design efforts in 2021 to increase profitability and position the commercial business for long-term success, and

•the impact in 2021 of lower specialty utilization, primarily related to dental services.
These decreases were partially offset by the termination in 2021 of the non-deductible HIF which, along with a portion of the related tax benefit, was contemplated in the pricing and benefit design of the company's products.
The year-over-year full year comparison further reflects the beneficial impact of higher favorable Prior Period Development in FY 2021.
Prior Period Development

Group and Specialty segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	FY
Prior Period Development from prior years recognized in 2021	$92	$8	$(5)	$1	$96
Prior Period Development from prior years recognized in 2020	$46	$(16)	$13	$4	$47
The Group and Specialty segment's favorable Prior Period Development in 4Q21 decreased the segment benefit ratio by 10 basis points compared to the favorable Prior Period Development in 4Q20 decreasing the ratio by 30 basis points. Favorable Prior Period Development decreased the FY 2021 ratio by 160 basis points while decreasing the FY 2020 ratio by 70 basis points.
Group and Specialty segment operating costs:
The year-over-year quarterly and full year comparisons of the Group and Specialty segment's GAAP operating cost ratio were positively impacted by the following factors:
•termination of the non-deductible HIF in 2021, which increased the Group and Specialty segment GAAP operating cost ratio by approximately 130 basis points in both 4Q20 and FY 2020,
•lower COVID-19 related administrative costs in 2021 compared to 2020, as previously discussed, and
•operating cost efficiencies in 2021 driven by previously implemented productivity initiatives.
These improvements were partially offset by continued strategic investments made to position the segment for long-term success.
Group and Specialty segment enrollment:

			Year-over-Year Change			Sequential Change
	December 31, 2021	December 31, 2020	Amount	Percent	September 30, 2021	Amount	Percent
Medical Membership:
Fully-insured commercial medical	674.6	777.4	(102.8)	-13.2%	690.0	(15.4)	-2.2%
ASO commercial	495.5	504.9	(9.4)	-1.9%	496.5	(1.0)	-0.2%
Military services	6,049.0	5,998.7	50.3	0.8%	6,051.7	(2.7)	—%
Total Group and Specialty	7,219.1	7,281.0	(61.9)	-0.9%	7,238.2	(19.1)	-0.3%

			Year-over-Year Change			Sequential Change
Specialty Membership:	December 31, 2021	December 31, 2020	Amount	Percent	September 30, 2021	Amount	Percent
Dental—fully-insured	2,543.4	2,617.6	(74.2)	-2.8%	2,563.2	(19.8)	-0.8%
Dental—ASO	279.3	284.9	(5.6)	-2.0%	277.6	1.7	0.6%
Vision	2,062.0	2,005.5	56.5	2.8%	2,068.1	(6.1)	-0.3%
Other supplemental benefits	409.6	402.3	7.3	1.8%	404.2	5.4	1.3%
Total Specialty Membership (g)	5,294.3	5,310.3	(16.0)	-0.3%	5,313.1	(18.8)	-0.4%

Humana’s Healthcare Services Segment
This segment includes pharmacy, provider, and home services, along with other services and capabilities to promote wellness and advance population health. The operations of the recently acquired full ownership of Kindred at Home, as well as the company's strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers are also included in the Healthcare Services segment. Services offered by this segment are designed to enhance the overall healthcare experience. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

Healthcare Services segment results in millions, except percentages	4Q21	4Q20	FY 2021	FY 2020
Revenues - GAAP	$8,482	$7,291	$31,242	$28,448
Operating cost ratio - GAAP	94.9%	97.8%	95.4%	96.3%
Segment earnings attributable to Humana- GAAP	$375	$128	$1,328	$944
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (e)	$425	$196	$1,557	$1,232
Healthcare Services segment revenues:
Healthcare Services segment revenues in 4Q21 increased by $1.19 billion, or 16 percent, from segment revenues in 4Q20. The year-over-year quarterly comparison was favorably impacted by the following factors:
•the impact of Kindred at Home revenues (prior to the third quarter of 2021, Kindred at Home's results were non-consolidating reflective of Humana's minority interest ownership),
•the company's strong individual Medicare Advantage and state-based contracts membership growth leading to higher pharmacy revenues, and
•higher revenues associated with growth in the company's provider business.
These factors were partially offset by the loss of intersegment revenues associated with the decline in stand-alone PDP and group Medicare Advantage membership as previously discussed.

FY 2021 revenues for the Healthcare Services segment increased $2.79 billion, or 10 percent, from segment revenues in FY 2020. The year-over-year increase was primarily due to the same factors affecting the year-over-year comparison for the fourth quarter.
Healthcare Services segment operating costs:
The year-over-year quarterly and full year comparisons were positively impacted by the following factors:

•the impact of consolidated Kindred at Home operations which have a lower operating cost ratio than other businesses within the segment,

•the impact in 2020 of COVID-19 administrative related costs, including expenses associated with additional safety measures taken for the company's pharmacy, provider, and home solutions teams who continued to provide services to members throughout the crisis,

•operational improvement in the company's provider services business, largely related to Conviva, along with operating cost efficiencies driven by previously implemented productivity initiatives in 2021, and

•the impact of additional investments in the segment's provider business during 2020 related to marketing and AEP initiatives.

These decreases were partially offset by the following factors:

•increased administrative costs in the pharmacy operations as a result of incremental spend to accelerate growth within the business; and

•increased utilization levels in the company's provider business in 2021 compared to depressed levels in 2020 amid the COVID-19 pandemic.

Additionally, the year-over-year full year comparison was further impacted by increased pharmacy labor-related overtime costs due to weather disruptions occurring in the first quarter of 2021.
Healthcare Services segment operating statistics:
•Pharmacy Benefit Manager (PBM) script volume on an adjusted 30-day equivalent basis was 130 million in 4Q21, an increase of 7 percent compared to 122 million scripts in 4Q20. PBM script volume In FY 2021 was 515 million, an increase 8 percent compared to 478 million in FY 2020. These increases were primarily driven by higher individual Medicare Advantage and state-based contracts membership, partially offset by the decline in stand-alone PDP and group Medicare Advantage membership.
•Mail-order penetration by members in the company's Retail segment increased by 10 basis points to 30.7 percent in 4Q21 from 30.6 percent in 4Q20, while also increasing 10 basis points to 30.2 percent in FY 2021 from 30.1 percent in FY 2020. These improvements reflect the investments within pharmacy operations to drive mail-order penetration. Strong pharmacy volumes continue to highlight that members value the convenience, investments in the digital experience, and cost savings of mail-order delivery.

Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
To participate via phone, please register in advance at this link - http://www.directeventreg.com/registration/event/5176725. Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including dial-in number, event passcode, and unique registrant ID that can be used to access the call. A webcast of the 4Q21 earnings call may also be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will be available from approximately 12:30 p.m. Eastern time on February 2, 2022 until 12:30 p.m. Eastern time on February 9, 2022 and can be accessed by dialing 855-859-2056 and providing the conference ID #5176725.
Footnotes
(a) 4Q21 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $17 million pretax, or $0.10 per common share. GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $4 million in the Retail segment and $1 million in the Group and Specialty segment).
•Put/call valuation adjustments of approximately $30 million pretax, or $0.18 per common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Transaction and integration costs associated with the Kindred at Home acquisition of approximately $35 million pretax, or $0.21 per common share; GAAP measure affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio.
•Change in fair market value of publicly-traded equity securities of $144 million pretax, or $0.86 per common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues.

(b) 4Q20 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $22 million pretax, or $0.13 per common share. GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $3 million in the Retail segment and $1 million in the Group and Specialty segment).
•Put/call valuation adjustments of approximately $40 million pretax, or $0.24 per common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Change in fair market value of publicly-traded equity securities of $102 million pretax, or $0.60 per common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues.

(c) FY 2021 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $65 million pretax, or $0.39 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $16 million in the Retail segment and $5 million in the Group and Specialty segment).

•Gain associated with Kindred at Home equity method investment of approximately $1,129 million pretax, or $8.73 per diluted common share; the gain was recorded upon closing of the Kindred at Home transaction in August 2021. GAAP measures affected in this release include consolidated pretax and EPS.
•Put/call valuation adjustments of approximately $597 million pretax, or $3.56 per diluted common share, associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021. GAAP measures affected in this release include consolidated pretax and EPS.
•Transaction and integration costs associated with the Kindred at Home acquisition of approximately $128 million pretax, or $0.72 per diluted common share; GAAP measure affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio.
•Change in fair market value of publicly-traded equity securities of $341 million pretax, or $2.03 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues.

(d) FY 2020 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $88 million pretax, or $0.51 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $15 million in the Retail segment and $4 million in the Group and Specialty segment).
•Put/call valuation adjustments of approximately $103 million pretax, or $0.60 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Change in fair market value of publicly-traded equity securities of $745 million pretax, or $4.32 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues.
•Net adjustment of $578 million pretax, or $3.35 per diluted common share, related to the receipt of unpaid risk corridor payments associated with the losses incurred by the company under the ACA business in 2014 to 2016 (previously written off). GAAP measures affected in this release include consolidated pretax, EPS, consolidated revenues, consolidated benefits expense ratio, and consolidated operating cost ratio.

(e) The Healthcare Services segment Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) includes GAAP segment earnings attributable to Humana with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from all lines of business within the segment. The Adjusted EBITDA also includes the impact of Humana’s minority interest related to the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers. Prior periods reflect the impact of Humana's previous 40 percent minority interest in Kindred at Home. In August 2021, Humana completed the acquisition of the remaining 60 percent ownership of Kindred at Home and accordingly, now consolidates its results.

Healthcare Services segment results (in millions)	4Q21	4Q20	FY 2021	FY 2020
GAAP segment earnings attributable to Humana	$375	$128	$1,328	$944
Depreciation and amortization expense	50	52	190	203
Interest and taxes	—	16	39	85
Adjusted EBITDA	$425	$196	$1,557	$1,232

(f) FY 2022 Adjusted EPS projections exclude the following:
•Amortization expense for identifiable intangibles of $0.42 per diluted common share.
•Transaction and integration costs associated with the Kindred at Home acquisition of approximately $0.50 per diluted common share.
•FY 2022 GAAP EPS guidance excludes the impact of future value changes of the put/call options associated with Humana's non-consolidating minority interest investments as the future value changes cannot be estimated.

•The future value of publicly-traded equity securities, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of these investments.

(g) The company provides a full range of insured specialty products including dental, vision, and life insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:
•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt our operations or in the unintentional dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts; governmental audits and investigations; potential inadequacy of government determined payment rates; potential restrictions on profitability; including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business; or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana faces significant competition in attracting and retaining talented employees. Further, managing succession for, and retention of, key executives is critical to the Company’s success, and its failure to do so could adversely affect the Company’s businesses, operating results and/or future performance.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
•The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

As the COVID-19 pandemic continues, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, each of which could be impacted by many factors, including the impacts that Humana has experienced, and may continue to experience, to its revenues due to limitations on its ability to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles, as a result of the company’s members being unable or unwilling to see their providers due to actions taken to mitigate the spread of COVID-19; increased costs that may result from higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs; and shifts in the company’s premium and medical claims cost trends to reflect the demographic impact of higher mortality during the COVID-19 pandemic. In addition, Humana is offering, and has been mandated by legislative and regulatory action (including the Families First Act and CARES Act) to provide, certain expanded benefit coverage to its members, such as waiving, or reimbursing, certain costs for COVID-19 testing, vaccinations and treatment. These measures taken by Humana, or governmental action, to respond to the ongoing impact of COVID-19 (including further expansion or modification of the services delivered to its members, the adoption or modification of regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements), and the potential for widespread testing, treatments and the distribution and administration of COVID-19 vaccines, could adversely impact the company’s profitability.

The spread and impact of COVID-19 and additional variants, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. A significant subset of the company's and the company's third party providers' employee population are in a remote work environment in an effort to mitigate the spread of COVID-19, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal, proprietary, or confidential information. The continued COVID-19 pandemic has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.
The ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, and the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting or reimposing restrictions on movement and economic activity, the timing and degree in resumption of demand for deferred healthcare services, the pace of administration of COVID-19 vaccines and the effectiveness of those vaccines, and related risks. The magnitude and duration of the pandemic remain uncertain, and its impact on Humana’s business, results of operations, financial position, and cash flows could be material.
In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2020;
•Form 10-Q for the quarter ended March 31, 2021; June 30, 2021; September 30, 2021; and
•Form 8-Ks filed during 2021 and 2022.
About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information

Humana Inc. Full Year 2022 Projections - AS OF FEBRUARY 2, 2022
In accordance with GAAP unless otherwise noted		Comments
Diluted earnings per common share
GAAP	at least $23.08	Non-GAAP Adjustments noted in footnote (f).
Adjustments	$0.92
Non-GAAP	at least $24.00

Total Revenues
Consolidated	$91.6 billion to $93.2 billion	Consolidated and segment level revenue projections include expected investment income. Segment level revenues include amounts that eliminate in consolidation.
Retail segment	$81.2 billion to $82.2 billion
Group and Specialty segment	$6.2 billion to $6.7 billion
Healthcare Services segment	$35.8 billion to $36.3 billion

Change in year-end medical membership from prior year-end
Individual Medicare Advantage	Up 150,000 to 200,000
Group Medicare Advantage	Generally flat
Medicare stand-alone PDP	Down 125,000
State-based contracts	Down 50,000 to 100,000	State-based contracts guidance includes membership in Florida, Kentucky, Illinois, Wisconsin, South Carolina, and Ohio. Assumes Public Health Emergency (PHE) will end in April 2022.
Group commercial medical	Down 125,000 to 165,000	Group commercial medical membership includes fully-insured and ASO (self-insured).

Benefit Ratio
Retail segment	86.6% to 87.6%	Ratio calculation: benefits expense as a percent of premiums revenues.
Group and Specialty segment	78.3% to 78.8%

Consolidated Operating Cost Ratio
GAAP	13.3% to 14.3%	Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income.
Adjusted	13.2% to 14.2%	Adjusted range excludes the impact of Kindred at Home transaction and integration costs

Segment Results
Retail segment earnings	$2.35 billion to $2.55 billion	No material impact to segment earnings anticipated from non-GAAP adjustments.
Group and Specialty segment earnings	$185 million to $285 million
Healthcare Services Adjusted EBITDA	$1.675 billion to $1.825 billion

Effective Tax Rate
GAAP	23.3% to 23.9%

Weighted Avg. Share Count for Diluted EPS	127.1 million to 128.1 million
Cash flows from operations	$3.0 billion to $3.5 billion
Capital expenditures	~$1.3 billion

Humana Inc.
Statistical Schedules
And
Supplementary Information
4Q21 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 4Q21 Earnings Release
Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income (S-3 - S-4)
2.	Consolidated Balance Sheets (S-5)
3.	Consolidated Statements of Cash Flows (S-6- S-7)
Operating Results Detail
4.	Consolidating Statements of Income - Quarter (S-8 - S-9)
5.	Consolidating Statements of Income - FY (S-10 - S-11)
6.	Ending Membership Detail (S-12)
7.	Premiums and Services Revenue Detail (S-13 - S-14)
8.	Healthcare Services Segment and Provider Partner Metrics (S-15)
9.	Healthcare Services Segment Metrics (S-16)
Balance Sheet Detail
10.	Benefits Payable Detail and Statistics (S-17 - S-18)
Footnotes (S-19)

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the three months ended December 31,
			Dollar	Percentage
	2021	2020	Change	Change
Revenues:
Premiums	$19,835	$18,364	$1,471	8.0%
Services	1,253	484	769	158.9%
Investment (loss) income	(34)	214	(248)	-115.9%
Total revenues	21,054	19,062	1,992	10.5%
Operating expenses:
Benefits	17,438	16,213	1,225	7.6%
Operating costs	3,395	3,068	327	10.7%
Depreciation and amortization	160	127	33	26.0%
Total operating expenses	20,993	19,408	1,585	8.2%
Income (loss) from operations	61	(346)	407	117.6%
Interest expense	91	72	19	26.4%
Other expense, net (A)	30	40	(10)	-25.0%
Loss before income taxes and equity in net earnings	(60)	(458)	398	86.9%
Benefit for income taxes	(51)	(178)	127	-71.3%
Equity in net (losses) earnings (B)	(4)	6	(10)	-166.7%
Net loss	(13)	$(274)	$261	95.3%
Less: Net loss attributable to noncontrolling interests	(1)	—	(1)	n/a
Net loss attributable to Humana	$(14)	$(274)	$260	94.9%
Basic loss per common share	$(0.11)	$(2.07)	$1.96	94.7%
Loss per common share	$(0.11)	$(2.07)	$1.96	94.7%
Shares used in computing basic earnings per common share (000’s)	128,612	132,094
Shares used in computing diluted earnings per common share (000’s)	128,612	132,094

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the year ended December 31,
			Dollar	Percentage
	2021	2020	Change	Change
Revenues:
Premiums	$79,822	$74,186	$5,636	7.6%
Services	3,055	1,815	1,240	68.3%
Investment income	187	1,154	(967)	-83.8%
Total revenues	83,064	77,155	5,909	7.7%
Operating expenses:
Benefits	69,199	61,628	7,571	12.3%
Operating costs	10,121	10,052	69	0.7%
Depreciation and amortization	596	489	107	21.9%
Total operating expenses	79,916	72,169	7,747	10.7%
Income from operations	3,148	4,986	(1,838)	-36.9%
Interest expense	326	283	43	15.2%
Other (income) expense, net (A)	(532)	103	635	616.5%
Income before income taxes and equity in net earnings	3,354	4,600	(1,246)	-27.1%
Provision for income taxes	485	1,307	(822)	-62.9%
Equity in net earnings (B)	65	74	(9)	-12.2%
Net income	2,934	3,367	(433)	-12.9%
Less: Net loss attributable to noncontrolling interests	(1)	—	(1)	n/a
Net income attributable to Humana	$2,933	$3,367	$(434)	-12.9%
Basic earnings per common share	$22.79	$25.47	$(2.68)	-10.5%
Diluted earnings per common share	$22.67	$25.31	$(2.64)	-10.4%
Shares used in computing basic earnings per common share (000’s)	128,688	132,199
Shares used in computing diluted earnings per common share (000’s)	129,396	133,012

Humana Inc.
Consolidated Balance Sheets
Dollars in millions, except share amounts

	December 31,	December 31,	Year-to-Date Change
	2021	2020	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$3,394	$4,673
Investment securities	13,192	12,554
Receivables, net	1,814	1,138
Other current assets	6,493	5,276
Total current assets	24,893	23,641	$1,252	5.3%
Property and equipment, net	3,073	2,371
Long-term investment securities	780	1,212
Goodwill	11,092	4,447
Equity method investments	141	1,170
Other long-term assets	4,364	2,128
Total assets	$44,343	$34,969	$9,374	26.8%
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$8,289	$8,143
Trade accounts payable and accrued expenses	4,506	4,013
Book overdraft	326	320
Unearned revenues	254	318
Short-term debt	1,953	600
Total current liabilities	15,328	13,394	$1,934	14.4%
Long-term debt	10,541	6,060
Other long-term liabilities	2,371	1,787
Total liabilities	28,240	21,241	$6,999	33.0%
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,648,742 issued at December 31, 2021	33	33
Capital in excess of par value	3,082	2,705
Retained earnings	23,086	20,517
Accumulated other comprehensive income	42	391
Treasury stock, at cost, 69,846,758 shares at December 31, 2021	(10,163)	(9,918)
Noncontrolling interests	23	—
Total stockholders’ equity	16,103	13,728	$2,375	17.3%
Total liabilities and stockholders’ equity	$44,343	$34,969	$9,374	26.8%
Debt-to-total capitalization ratio	43.7%	32.7%

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions
s

	For the three months ended December 31,
	2021	2020	Dollar Change	Percentage Change
Cash flows from operating activities
Net loss	$(13)	$(274)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	172	138
Amortization	22	22
Loss (gain) on investment securities, net	112	(142)
Equity in net (loss) earnings	4	(6)
Stock-based compensation	48	52
Provision for deferred income taxes	15	198
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	14	(3)
Other assets	—	966
Benefits payable	(469)	(65)
Other liabilities	(46)	(658)
Unearned revenues	19	31
Other, net	26	24
Net cash (used in) provided by operating activities	(96)	283	($379)	-133.9%
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(228)	—
Purchases of property and equipment, net	(371)	(296)
Purchases of investment securities	(624)	(1,895)
Maturities of investment securities	494	1,486
Proceeds from sales of investment securities	627	650
Net cash used in investing activities	(102)	(55)	($47)	-85.5%
Cash flows from financing activities
Withdrawals from contract deposits, net	(911)	(665)
Repayments from issuance of senior notes	—	(400)
Debt issue costs	(2)	—
Proceeds from the issuance of commercial paper, net	159	274
Proceeds from issuance of term loan	2,000	—
Repayment of term loan	(1,928)	(1,000)
Change in book overdraft	86	106
Common stock repurchases	(43)	(1,790)
Dividends paid	(91)	(84)
Proceeds from stock option exercises and other	18	19
Net cash used in financing activities	(712)	(3,540)	$2,828	79.9%
Decrease in cash and cash equivalents	(910)	(3,312)
Cash and cash equivalents at beginning of period	4,304	7,985
Cash and cash equivalents at end of period	$3,394	$4,673

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the year ended December 31,
	2021	2020	Dollar Change	Percentage Change
Cash flows from operating activities
Net income	$2,934	$3,367
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on Kindred at Home equity method investment	(1,129)	—
Depreciation	640	528
Amortization	73	88
Loss (gain) on investment securities, net	130	(838)
Equity in net earnings	(65)	(74)
Stock-based compensation	180	181
Provision for deferred income taxes	15	195
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(280)	(85)
Other assets	(476)	(581)
Benefits payable	104	2,139
Other liabilities	161	599
Unearned revenues	(65)	71
Other, net	40	49
Net cash provided by operating activities	2,262	5,639	($3,377)	-59.9%
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(4,187)	(709)
Purchases of property and equipment, net	(1,316)	(964)
Purchases of investment securities	(7,197)	(9,125)
Maturities of investment securities	2,597	4,986
Proceeds from sales of investment securities	3,547	2,747
Net cash used in investing activities	(6,556)	(3,065)	($3,491)	-113.9%
Cash flows from financing activities
Withdrawals from contract deposits, net	(306)	(939)
Proceeds from issuance of senior notes, net	2,984	1,088
Debt issue costs	(31)	—
Proceeds from the issuance of commercial paper, net	352	295
Repayment of senior notes	—	(400)
Proceeds from issuance of term loan	2,500	1,000
Repayment of term loan	(2,078)	(1,000)
Change in book overdraft	6	95
Common stock repurchases	(79)	(1,820)
Dividends paid	(354)	(323)
Proceeds from stock option exercises and other	21	49
Net cash provided by (used in) financing activities	3,015	(1,955)	$4,970	254.2%
(Decrease) increase in cash and cash equivalents	(1,279)	619
Cash and cash equivalents at beginning of period	4,673	4,054
Cash and cash equivalents at end of period	$3,394	$4,673

Humana Inc.
Consolidating Statements of Income—For the three months ended December 31, 2021
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$14,612	$—	$—	$—	$14,612
Group Medicare Advantage	1,688	—	—	—	1,688
Medicare stand-alone PDP	504	—	—	—	504
Total Medicare	16,804	—	—	—	16,804
Fully-insured	186	1,042	—	—	1,228
Specialty	—	433	—	—	433
Medicaid and other (C)	1,370	—	—	—	1,370
Total premiums	18,360	1,475	—	—	19,835
Services revenue:
Home Solutions (D)	—	—	743	—	743
Pharmacy	—	—	155	—	155
Provider	—	—	115	—	115
ASO and other (E)	6	234	—	—	240
Total services revenue	6	234	1,013	—	1,253
Total revenues—external customers	18,366	1,709	1,013	—	21,088
Intersegment revenues
Services	—	10	5,160	(5,170)	—
Products	—	—	2,308	(2,308)	—
Total intersegment revenues	—	10	7,468	(7,478)	—
Investment income	45	3	1	(83)	(34)
Total revenues	18,411	1,722	8,482	(7,561)	21,054
Operating expenses:
Benefits	16,333	1,277	—	(172)	17,438
Operating costs	2,111	460	8,052	(7,228)	3,395
Depreciation and amortization	116	22	50	(28)	160
Total operating expenses	18,560	1,759	8,102	(7,428)	20,993
(Loss) income from operations	(149)	(37)	380	(133)	61
Interest expense	—	—	—	91	91
Other expense, net (A)	—	—	—	30	30
(Loss) income before income taxes and equity in net earnings	(149)	(37)	380	(254)	(60)
Equity in net losses (B)	—	—	(4)	—	(4)
Segment (loss) earnings	(149)	(37)	376	(254)	(64)
Less: Net loss attributable to noncontrolling interests	—	—	(1)	—	(1)
Segment (loss) earnings attributable to Humana	$(149)	$(37)	$375	$(254)	$(65)
Benefit ratio	89.0%	86.6%			87.9%
Operating cost ratio	11.5%	26.8%	94.9%		16.1%

Humana Inc.
Consolidating Statements of Income—For the three months ended December 31, 2020
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$12,949	$—	$—	$—	$12,949
Group Medicare Advantage	1,907	—	—	—	1,907
Medicare stand-alone PDP	634	—	—	—	634
Total Medicare	15,490	—	—	—	15,490
Fully-insured	179	1,155	—	—	1,334
Specialty	—	421	—	—	421
Medicaid and other (C)	1,119	—	—	—	1,119
Total premiums	16,788	1,576	—	—	18,364
Services revenue:
Home Solutions (D)	—	—	27	—	27
Pharmacy	—	—	156	—	156
Provider	—	—	92	—	92
ASO and other (E)	5	204	—	—	209
Total services revenue	5	204	275	—	484
Total revenues—external customers	16,793	1,780	275	—	18,848
Intersegment revenues
Services	—	7	4,977	(4,984)	—
Products	—	—	2,028	(2,028)	—
Total intersegment revenues	—	7	7,005	(7,012)	—
Investment income	41	4	11	158	214
Total revenues	16,834	1,791	7,291	(6,854)	19,062
Operating expenses:
Benefits	14,598	1,643	—	(28)	16,213
Operating costs	2,355	502	7,121	(6,910)	3,068
Depreciation and amortization	91	21	48	(33)	127
Total operating expenses	17,044	2,166	7,169	(6,971)	19,408
(Loss) income from operations	(210)	(375)	122	117	(346)
Interest expense	—	—	—	72	72
Other expense, net (A)	—	—	—	40	40
(Loss) income before income taxes and equity in net earnings	(210)	(375)	122	5	(458)
Equity in net earnings (B)	—	—	6	—	6
Segment (loss) earnings	$(210)	$(375)	$128	$5	$(452)
Benefit ratio	87.0%	104.3%			88.3%
Operating cost ratio	14.0%	28.1%	97.8%		16.3%

Humana Inc.
Consolidating Statements of Income—For the year ended December 31, 2021
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$58,654	$—	$—	$—	$58,654
Group Medicare Advantage	6,955	—	—	—	6,955
Medicare stand-alone PDP	2,371	—	—	—	2,371
Total Medicare	67,980	—	—	—	67,980
Fully-insured	731	4,271	—	—	5,002
Specialty	—	1,731	—	—	1,731
Medicaid and other (C)	5,109	—	—	—	5,109
Total premiums	73,820	6,002	—	—	79,822
Services revenue:
Home Solutions (D)	—	—	1,166	—	1,166
Pharmacy	—	—	637	—	637
Provider	—	—	413	—	413
ASO and other (E)	23	816	—	—	839
Total services revenue	23	816	2,216	—	3,055
Total revenues—external customers	73,843	6,818	2,216	—	82,877
Intersegment revenues
Services	1	40	19,998	(20,039)	—
Products	—	—	9,024	(9,024)	—
Total intersegment revenues	1	40	29,022	(29,063)	—
Investment income	200	14	4	(31)	187
Total revenues	74,044	6,872	31,242	(29,094)	83,064
Operating expenses:
Benefits	64,907	4,951	—	(659)	69,199
Operating costs	6,764	1,687	29,801	(28,131)	10,121
Depreciation and amortization	436	85	177	(102)	596
Total operating expenses	72,107	6,723	29,978	(28,892)	79,916
Income (loss) from operations	1,937	149	1,264	(202)	3,148
Interest expense	—	—	—	326	326
Other income, net (A)	—	—	—	(532)	(532)
Income before income taxes and equity in net earnings	1,937	149	1,264	4	3,354
Equity in net earnings (B)	—	—	65	—	65
Segment earnings	1,937	149	1,329	4	3,419
Less: Net loss attributable to noncontrolling interests	—	—	(1)	—	(1)
Segment earnings attributable to Humana	$1,937	$149	$1,328	$4	$3,418
Benefit ratio	87.9%	82.5%			86.7%
Operating cost ratio	9.2%	24.6%	95.4%		12.2%

Consolidating Statements of Income—For the year ended December 31, 2020
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$51,697	$—	$—	$—	$51,697
Group Medicare Advantage	7,774	—	—	—	7,774
Medicare stand-alone PDP	2,742	—	—	—	2,742
Total Medicare	62,213	—	—	—	62,213
Fully-insured	688	4,761	—	602	6,051
Specialty	—	1,699	—	—	1,699
Medicaid and other (C)	4,223	—	—	—	4,223
Total premiums	67,124	6,460	—	602	74,186
Services revenue:
Home Solutions (D)	—	—	107	—	107
Pharmacy	—	—	581	—	581
Provider	—	—	328	—	328
ASO and other (E)	19	780	—	—	799
Total services revenue	19	780	1,016	—	1,815
Total revenues—external customers	67,143	7,240	1,016	602	76,001
Intersegment revenues
Services	—	29	19,491	(19,520)	—
Products	—	—	7,928	(7,928)	—
Total intersegment revenues	—	29	27,419	(27,448)	—
Investment income	155	16	13	970	1,154
Total revenues	67,298	7,285	28,448	(25,876)	77,155
Operating expenses:
Benefits	56,537	5,529	—	(438)	61,628
Operating costs	7,402	1,818	27,395	(26,563)	10,052
Depreciation and amortization	342	81	183	(117)	489
Total operating expenses	64,281	7,428	27,578	(27,118)	72,169
Income (loss) from operations	3,017	(143)	870	1,242	4,986
Interest expense	—	—	—	283	283
Other expense, net (A)	—	—	—	103	103
Income (loss) before income taxes and equity in net earnings	3,017	(143)	870	856	4,600
Equity in net earnings (B)	—	—	74	—	74
Segment earnings (loss)	$3,017	$(143)	$944	$856	$4,674
Benefit ratio	84.2%	85.6%			83.1%
Operating cost ratio	11.0%	25.0%	96.3%		13.2%

Humana Inc.
Ending Membership Detail
In thousands

				Year-over-Year Change			Sequential Change
	December 31, 2021	Average 4Q21	December 31, 2020	Amount	Percent	September 30, 2021	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	4,409.1	4,410.5	3,962.7	446.4	11.3%	4,397.3	11.8	0.3%
Group Medicare Advantage	560.6	560.5	613.2	(52.6)	-8.6%	559.8	0.8	0.1%
Total Medicare Advantage	4,969.7	4,971.0	4,575.9	393.8	8.6%	4,957.1	12.6	0.3%
Medicare stand-alone PDP	3,606.2	3,617.9	3,866.7	(260.5)	-6.7%	3,638.4	(32.2)	-0.9%
Total Medicare	8,575.9	8,588.9	8,442.6	133.3	1.6%	8,595.5	(19.6)	-0.2%
State-based contracts and other (F)	940.1	931.2	772.4	167.7	21.7%	909.1	31.0	3.4%
Medicare Supplement	331.9	332.0	335.6	(3.7)	-1.1%	332.0	(0.1)	—%
Total Retail	9,847.9	9,852.1	9,550.6	297.3	3.1%	9,836.6	11.3	0.1%
Group and Specialty
Fully-insured commercial medical	674.6	679.6	777.4	(102.8)	-13.2%	690.0	(15.4)	-2.2%
ASO commercial	495.5	495.5	504.9	(9.4)	-1.9%	496.5	(1.0)	-0.2%
Military services	6,049.0	6,059.3	5,998.7	50.3	0.8%	6,051.7	(2.7)	—%
Total Group and Specialty	7,219.1	7,234.4	7,281.0	(61.9)	-0.9%	7,238.2	(19.1)	-0.3%
Total Medical Membership	17,067.0	17,086.5	16,831.6	235.4	1.4%	17,074.8	(7.8)	—%

Specialty Membership (included in Group and Specialty segment):
Dental—fully-insured (G)	2,543.4	2,551.3	2,617.6	(74.2)	-2.8%	2,563.2	(19.8)	-0.8%
Dental—ASO	279.3	278.7	284.9	(5.6)	-2.0%	277.6	1.7	0.6%
Vision	2,062.0	2,061.2	2,005.5	56.5	2.8%	2,068.1	(6.1)	-0.3%
Other supplemental benefits (H)	409.6	407.5	402.3	7.3	1.8%	404.2	5.4	1.3%
Total Specialty Membership	5,294.3	5,298.7	5,310.3	(16.0)	-0.3%	5,313.1	(18.8)	-0.4%

	December 31, 2021	Member Mix December 31, 2021	December 31, 2020	Member Mix December 31, 2020
Individual Medicare Advantage Membership
HMO	2,610.0	59%	2,352.5	59%
PPO/PFFS	1,799.1	41%	1,610.2	41%
Total Individual Medicare Advantage (I)	4,409.1	100%	3,962.7	100%
Individual Medicare Advantage Membership
Shared Risk (J)	1,427.0	32%	1,231.9	31%
Path to Risk (K)	1,582.6	36%	1,418.2	36%
Total Value-based	3,009.6	68%	2,650.1	67%
Other	1,399.5	32%	1,312.6	33%
Total Individual Medicare Advantage	4,409.1	100%	3,962.7	100%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the three months ended December 31,				Per Member per Month (N) For the three months ended December 31,
			Dollar	Percentage
	2021	2020	Change	Change	2021	2020
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$14,612	$12,949	$1,663	12.8%	$1,104	$1,090
Group Medicare Advantage	1,688	1,907	(219)	-11.5%	1,004	1,037
Medicare stand-alone PDP	504	634	(130)	-20.5%	46	55
State-based contracts and other (C)	1,370	1,119	251	22.4%	490	492
Medicare Supplement	186	179	7	3.9%	187	179
Other services	6	5	1	20.0%
Total Retail	18,366	16,793	1,573	9.4%
Group and Specialty
Fully-insured commercial medical	1,042	1,155	(113)	-9.8%	511	489
Specialty (L)	433	421	12	2.9%	29	28
Commercial ASO & other services (E)	86	74	12	16.2%
Military services (M)	158	137	21	15.3%
Total Group and Specialty	1,719	1,787	(68)	-3.8%
Healthcare Services
Pharmacy solutions	6,766	6,468	298	4.6%
Provider services	733	634	99	15.6%
Home Solutions (D)	982	178	804	451.7%
Total Healthcare Services	8,481	7,280	1,201	16.5%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the year ended December 31,				Per Member per Month (N) For the year ended December 31,
			Dollar	Percentage
	2021	2020	Change	Change	2021	2020
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$58,654	$51,697	$6,957	13.5%	$1,124	$1,107
Group Medicare Advantage	6,955	7,774	(819)	-10.5%	1,038	1,064
Medicare stand-alone PDP	2,371	2,742	(371)	-13.5%	54	59
State-based contracts and other (C)	5,109	4,223	886	21.0%	484	510
Medicare Supplement	731	688	43	6.3%	184	177
Other services	24	19	5	26.3%
Total Retail	73,844	67,143	6,701	10.0%
Group and Specialty
Fully-insured commercial medical	4,271	4,761	(490)	-10.3%	506	483
Specialty (L)	1,731	1,699	32	1.9%	29	28
Commercial ASO & other services (E)	328	309	19	6.1%
Military services (M)	528	500	28	5.6%
Total Group and Specialty	6,858	7,269	(411)	-5.7%
Healthcare Services
Pharmacy solutions	26,492	25,168	1,324	5.3%
Provider services	2,889	2,594	295	11.4%
Home Solutions (D)	1,857	673	1,184	175.9%
Total Healthcare Services	31,238	28,435	2,803	9.9%

Humana Inc.
Healthcare Services Segment and Provider Partner Metrics

	December 31, 2021	December 31, 2020	Difference		September 30, 2021	Difference
Primary Care Providers:
Shared Risk (J)
Proprietary	1,400	900	500	55.6%	1,100	300	27.3%
Contracted	26,800	23,000	3,800	16.5%	26,500	300	1.1%
Path to Risk (K)	45,900	43,900	2,000	4.6%	45,200	700	1.5%
Total Value-based	74,100	67,800	6,300	9.3%	72,800	1,300	1.8%

Care Management Statistics:
Members enrolled in a Humana care management program (O)	946,700	910,600	36,100	4.0%	963,500	(16,800)	-1.7%
Number of high-risk discharges enrolled in a post-discharge care management program (P)	41,500	73,600	(32,100)	-43.6%	59,600	(18,100)	-30.4%

Primary Care Centers (Q)	As of December 31, 2021
	Centers	Primary Care Providers	Patients Served
Humana's Care Delivery Subsidiaries	206	1,001	352,800
Joint Venture and Alliance Provider Partners	188	366

Humana Inc.
Healthcare Services Segment Metrics
Script volume in thousands

	For the three months ended December 31, 2021	For the three months ended December 31, 2020	Year-over-Year Difference		For the three months ended September 30, 2021	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.8%	91.8%	—%		91.6%	0.2%
Group and Specialty	88.3%	88.1%	0.2%		88.5%	-0.2%
Mail-Order Penetration
Retail	30.7%	30.6%	0.1%		30.7%	—%
Group and Specialty	6.6%	6.4%	0.2%		6.5%	0.1%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (R)	130,300	121,800	8,500	7.0%	129,700	600	0.5%

	For the year ended December 31, 2021	For the year ended December 31, 2020	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	91.6%	91.7%	-0.1%
Group and Specialty	88.5%	87.9%	0.6%
Mail-Order Penetration
Retail	30.2%	30.1%	0.1%
Group and Specialty	6.3%	6.2%	0.1%
			Difference	Percentage Change
Script volume (R)	514,500	477,600	36,900	7.7%

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in millions

	For the year ended December 31, 2021	For the nine months ended September 30, 2021	For the year ended December 31, 2020
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$8,143	$8,143	$6,004
Less: Reinsurance recoverables (S)	—	—	(68)
Beginning balance, net of reinsurance recoverable	8,143	8,143	5,936
Acquisitions	42	42	—
Incurred related to:
Current year	70,024	52,529	61,941
Prior years (T)	(825)	(768)	(313)
Total incurred	69,199	51,761	61,628
Paid related to:
Current year	(62,149)	(44,370)	(54,003)
Prior years	(6,946)	(6,818)	(5,418)
Total paid	(69,095)	(51,188)	(59,421)
Ending balance	$8,289	$8,758	$8,143

Humana Inc.
Benefits Payable Statistics (Continued) (U)
Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
12/31/2020	46.2	5.8	14.4%
3/31/2021	45.0	3.7	9.0%
6/30/2021	45.0	(6.2)	-12.1%
9/30/2021	46.5	(1.9)	-3.9%
12/31/2021	43.7	(2.5)	-5.4%

Change in Days in Claims Payable (V)	1Q 2021	2Q 2021	3Q 2021	4Q 2021	FY 2021	4Q 2020	FY 2020
DCP—beginning of period	46.2	45.0	45.0	46.5	46.2	48.4	40.4
Components of change in DCP:
Provider accruals (W)	(0.9)	0.4	(1.1)	(0.7)	(2.3)	(1.0)	3.4
Medical fee-for-service (X)	(1.1)	0.1	2.6	(1.6)	—	(0.4)	2.0
Pharmacy (Y)	1.0	(0.3)	(0.5)	(0.5)	(0.3)	(0.4)	(0.3)
Processed claims inventory (Z)	—	(0.2)	0.2	0.1	0.1	(0.4)	0.8
Other (AA)	(0.2)	—	0.3	(0.1)	—	—	(0.1)
DCP—end of period	45.0	45.0	46.5	43.7	43.7	46.2	46.2
Total change from beginning of period	(1.2)	—	1.5	(2.8)	(2.5)	(2.2)	5.8

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
4Q21 Earnings Release
(A)Put/call valuation adjustments associated with the company's non-consolidating minority interest investments. FY 2021 amount includes the impact of the gain on the Kindred at Home equity method investment.
(B)Net earnings (loss) associated with the company's non-consolidating minority interest investments.
(C)The Medicaid and other category includes premiums associated with the company’s Medicaid business, as well as premiums associated with the health plan's direct contracting entity.
(D)Reflects results from the company's home health and hospice lines of business, including the consolidated impact of Kindred at Home operations in 4Q21 and FY 2021.
(E)The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.
(F)Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts, as well as members associated with the health plan's direct contracting entity.
(G)Fully-insured dental membership as reported does not include Humana members that have a Medicare Advantage plan that includes an embedded dental benefit. Costs associated with these dental benefits, however, are recorded in the Group and Specialty segment earnings results.
(H)Other supplemental benefits include group life policies.
(I)Members and plans connected to Humana's recent Independent Care Health Plan (iCare) acquisition are being integrated into the company's systems, as such, there may be fluctuations in the value-based care distribution as the integration effort is finalized.
(J)In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(K)A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(L)Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period. Included with specialty premiums are stop-loss ASO premiums.
(M)The amounts primarily reflect services revenues under the TRICARE East Region contract that generally are contracted on a per-member basis.
(N)Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(O)Includes Medicare Advantage and dual-eligible members enrolled in one of Humana’s care management programs. These members may be enrolled in Humana Care Support, Complex Case Management, SNP Care Management, or advanced illness support programs, among others. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. Members may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.
(P)Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.
(Q)Humana's care delivery subsidiaries include Conviva and CenterWell Senior Primary Care. The centers, primary care providers, and patients served counts include (i) the operations of our medical center business through both employed physicians and care providers, and through third party management service organizations and professional groups with whom we contract to arrange for and manage certain clinical services, (ii) clinics and operations managed by CenterWell Senior Primary Care in connection with a strategic partnership with Welsh, Carson, Anderson & Stowe, and (iii) those associated with MSO/IPA relationships with Conviva.
(R)Script volume is presented on an adjusted 30-day equivalent basis. This includes all scripts processed by the Humana pharmacy benefit manager (PBM).
(S)Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(T)Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(U)A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements.
(V)DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(W)Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(X)Represents medical and specialty claims incurred but not reported (IBNR) for non-pharmacy fully-insured products.
(Y)Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.
(Z)Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.
(AA)Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.